Exhibit 10.26
OLYMPIC STEEL, INC.
OLYMPIC STEEL, INC. 2007 OMNIBUS INCENTIVE PLAN
PERFORMANCE-EARNED RESTRICTED STOCK UNIT (PERS UNIT) AGREEMENT
     THIS PERFORMANCE-EARNED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is entered into as of this 2nd day of January, 2008 (the “Effective Date”), by and between Olympic Steel, Inc., an Ohio corporation (the “Company”), and                                          (the “Grantee”).
WITNESSETH:
     WHEREAS, the Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the Olympic Steel, Inc. 2007 Omnibus Incentive Plan (the “Plan”); and
     WHEREAS, the Committee desires to provide the Grantee with Performance-Earned Restricted Stock Units under the Plan upon the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, the Company and the Grantee agree as follows:
     1. Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings wherever used in this Agreement;
     (a) The words “Good Cause” mean a reasonable determination by the Board made in good faith (without the participation of the Grantee), pursuant to the exercise of its business judgment, that any one of the following events has occurred:
(i)	Grantee is found by the Board to have engaged in (1) willful misconduct, (2) willful or gross neglect, (3) fraud, (4) misappropriation, or (5) embezzlement in the performance of his duties as an employee of the Company;

(ii)	Grantee has materially breached any restrictive covenant between him and the Company including, but not limited to, any restrictive covenants regarding non-competition, non-solicitation or confidentiality or any material provision of any employment agreement with the Company and fails to cure such breach within ten (10) days following written notice from the Company specifying such breach which notice from the Company shall be provided within thirty (30) days after said breach;

(iii)	Grantee is found by the Board to have failed to provide reasonable cooperation with any federal government or other governmental regulatory investigation, the reasonableness of such cooperation to be determined by reference to statutory and regulatory authorities,

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Federal Sentencing Guidelines, and relevant case law interpretations;

(iv)	Grantee signs or certifies statements required to be made pursuant to Sarbanes-Oxley Sections 302 and 906, or other similar rules or regulations then in effect, which turn out to be false or inaccurate in any material respect; provided, however, that the Board has made a reasonable determination in good faith that the Grantee knew or should have known that such statements were false or inaccurate in any material respect;

(v)	Grantee has been indicted by a state or federal grand jury with respect to a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board) and a special committee of the Board, chaired by an Outside Director appointed by the Chair of the Audit Committee, considers the matter, makes a recommendation to the Board to terminate Grantee’s employment for Cause, and the Board concurs in that recommendation; or

(vi)	Grantee is found by the Board to have engaged in a material violation of the Code of Conduct of the Company as then in effect.
     (b) The words “Performance Period” mean the period set forth on Exhibit A of this Agreement.
     (c) The words “Performance Requirements” mean the performance requirements as set forth on Exhibit A of this Agreement.
Notwithstanding this Section 1 and, unless otherwise specified in the Agreement, capitalized terms shall have the meanings attributed to them under the Plan.
     2. Grant of Performance-Earned Restricted Stock Units. As of the Effective Date, the Company grants to the Grantee, upon the terms and conditions set forth in this Agreement, the right to receive Common Shares after the completion of the Performance Period provided that the Performance Requirements have been achieved at the end of the Performance Period as set forth on Exhibit A (“Performance-Earned Restricted Stock Units” or “PERS Units”). The PERS Units are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any heirs, successors and assigns.
     3. Restrictions on PERS Units. The Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the PERS Units or pledge them as collateral for a loan. In addition, the PERS Units will be subject to such other restrictions as the Compensation Committee deems necessary or appropriate.

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     4. Extraordinary Dividends on PERS Units. If Common Shares are issued after the Performance Period, they will be credited with any extraordinary dividends paid during the period commencing with the beginning date of the Performance Period and ending on the date of issuance of the Common Shares, which shall be paid only in the event that the Performance Requirements are satisfied. If the Performance Requirements are not satisfied, no extraordinary dividends shall be paid. The Compensation Committee shall have the sole authority to determine whether a dividend is extraordinary and its decision shall be final and conclusive with respect to payment of extraordinary dividends under this Agreement.
     5. Termination of Employment.
     (a) Normal or Early Retirement, Death, or Total Disability. If the Grantee terminates employment as a result of a Normal or Early Retirement, death or Disability while an employee of the Company, its Subsidiaries or Affiliates or dies or becomes totally disabled within thirty (30) days of the Grantee’s having ceased to be such an employee by reason of involuntary termination of employment not for Good Cause and prior to the last day of the Performance Period, the Grantee (or his or her Beneficiary or Beneficiaries) shall be entitled to a prorated issuance of Common Shares calculated by multiplying (x) by (y) where:
     (x) is the number of Common Shares, if any, that would have been earned by the Grantee as the result of the satisfaction of the Performance Requirements set forth on Exhibit A; and
     (y) is the number of months that the Grantee was employed (rounded up to the nearest whole number) during the Performance Period divided by thirty-six (36).
The Compensation Committee shall determine in its sole and exclusive discretion whether the Grantee’s employment with the Company, its Subsidiaries and Affiliates has terminated because of his or her Disability. The issuance of Common Shares, if any, for the pro-rated award shall be at the same time as the issuance of Common Shares under Section 7 of this Agreement.
     (b) Reasons Other Than Normal or Early Retirement, Death or Disability. If the Compensation Committee determines in its sole and exclusive discretion that the Grantee’s employment with the Company, its Subsidiaries and Affiliates has terminated prior to the end of the Performance Period for reasons other than those described in subsection (a) above, the Grantee will forfeit his PERS Units and any right to receive Common Shares under this Agreement except that in the case of an involuntary termination of employment not for Good Cause, the PERS Units and issuance of Common Shares may not be forfeited if so provided pursuant to any severance agreement entered into between the Grantee and the Company. If the PERS Units are forfeited, the Grantee will have no further interests under this Agreement.
     6. Change in Control. If a Change in Control as defined in the Plan has occurred prior to the end of the Performance Period:

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(a)	the Performance Requirements shall be deemed to have been satisfied at the greater of either the target level of the Performance Requirements as set forth on Exhibit A as if the entire Performance Period had elapsed or the level of actual achievement of the Performance Requirements as of the date of the Change in Control; and

(b)	the appropriate amount of Common Shares, or if the Grantee so elects, cash, determined in accordance with subparagraph (a) above shall be issued or paid to the Grantee not later than 30 days after the date of the Change in Control.
     7. Issuance of Common Shares. As soon as practicable after the satisfaction of the Performance Requirements:
(a)	with respect to Common Shares earned under Section 5 or 6 above, the Company will immediately deliver to the Grantee (or his or her Beneficiary or Beneficiaries) the Common Shares to which Grantee is entitled free and clear of any restrictions (except any applicable securities law restrictions); and

(b)	with respect to Common Shares otherwise earned under this Agreement, the Company will issue to the Grantee the Common Shares to which Grantee is entitled subject to the one-year no sale restriction set forth in Section 8 below and any applicable securities law restrictions.
Notwithstanding anything in this Agreement to the contrary, Common Shares will be issued not later than two and one-half (2 1/2) months after the year in which the Performance Requirements are satisfied.
     8. One-Year Holding Period for Common Shares. Except as elected by the Grantee to satisfy withholding tax obligations as set forth at the end of this Agreement, Grantee agrees to not sell, transfer, or otherwise dispose of the Common Shares issued pursuant to this Agreement during the period beginning on the last day of the Performance Period and ending on the first anniversary of such date; provided, however, that such one year holding period shall not apply if the Grantee is entitled to Common Shares as a result of Normal or Early Retirement, Death or Total Disability pursuant to Section 5(a) or a Change in Control pursuant to Section 6 above. Any such Common Shares issued to the Grantee will bear a legend specifying the one-year no sale restriction. If the Company so directs, the Common Shares may be held in escrow by the Company or a third party designated by the Company until the lapse of the one year holding period.
     9. Voting Rights. The Grantee will not have any voting rights as a result of the award of the PERS Units and shall only have the right to vote Common Shares once they have been actually issued.

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     10. Designation of Beneficiary. By properly executing and delivering a Designation of Beneficiary Form to the Company, the Grantee may designate an individual or individuals as his or her Beneficiary or Beneficiaries under the Plan. In the event that the Grantee fails to properly designate a Beneficiary, his or her interests under the Plan will pass to the person or persons in the first of the following classes in which there are any survivors: (i) spouse at the time of death; (ii) issue, per stirpes; (iii) parents; and (iv) the executor or administrator of estate. Except as the Company may determine in its sole and exclusive discretion, a properly completed Designation of Beneficiary Form shall be deemed to revoke all prior designations upon its receipt and approval by the Designated Representative.
     11. Non-Transferability and Legends. When issued, if the Common Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), they may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Common Shares has become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. The Common Shares will bear a legend stating the substance of such restrictions, as well as any other restrictions the Compensation Committee deems necessary or appropriate.
     12. Termination of Agreement. This Agreement will terminate on the earliest of: (1) the last day of the Performance Period if the Performance Requirements are not satisfied; (2) the date of the Grantee’s termination of employment with the Company, its Subsidiaries and Affiliates for reasons other than Early or Normal Retirement, death, or Total Disability as set forth in Section 5(b) above prior to the last day of the Performance Period; or (3) the date that Common Shares are issued to the Grantee. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.
     13. Miscellaneous Provisions.
a.	Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Common Shares. The provisions of this Agreement will be applicable to the PERS Units, Common Shares and or other securities which may be acquired by the Grantee as a result of a liquidation, recapitalization, reorganization, redesignation or reclassification, split-up, reverse split, merger, consolidation, Common Shares dividend, combination or exchange of PERS Units or Common Shares, exchange for other securities, a sale of all or substantially all assets or the like. The Committee may appropriately adjust the number and kind of shares under the PERS Units or Common Shares set forth in this Agreement to reflect such a change.

b.	Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.

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c.	Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

d.	Notice. Any notice relating to this grant must be in writing.

e.	No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company, its Subsidiaries or Affiliates, or to be employed or serve in any particular position therewith, or affect any right which the Company, its Subsidiaries or an Affiliate may have to terminate the Grantee’s employment or service with or without cause.

f.	Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

g.	Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

h.	Amendment, Waiver and Revocation of Terms. The Compensation Committee may waive any term or condition in this Agreement that could have been excluded on the date of grant. No such waiver will be deemed to be a waiver of similar terms under other agreements. The Compensation Committee may amend this Agreement to include or exclude any provision which could have been included in, or excluded from, this Agreement on the date of grant, but only with the Grantee’s written consent. Similarly, the Compensation Committee may revoke this Agreement at any time except that, after execution of the Agreement and its delivery to the Company, revocation may only be accomplished with the Grantee’s written consent.

i.	Plan Administration. The Plan is administered by the Compensation Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All elections, notices and correspondence relating to the Plan should be directed to the Chairman of the Compensation Committee at:

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Olympic Steel, Inc.
5096 Richmond Road
Bedford Heights, Ohio 44146
j.	Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws.

k.	Incapacity. If the Compensation Committee determines that the Grantee is incompetent by reason of physical or mental disability or a person incapable of handling his or her property, the Compensation Committee may deal directly with or direct any payment or distribution to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The Compensation Committee may require proof of incompetence, incapacity or guardianship, as it may deem appropriate before making any payment or distribution. In the event of a payment or distribution, the Compensation Committee will have no obligation thereafter to monitor or follow the application of the Shares distributed or amounts so paid. Payments or distributions made pursuant to this paragraph shall completely discharge the Company with respect to such payments or distributions.

l.	Code Section 409A. It is intended that this Agreement and the compensation and benefits hereunder either be exempt from, or comply with, Internal Revenue Code Section 409A, and this Agreement shall be so construed and administered. In the event that the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to taxation under Section 409A, the Company, after consultation with the Grantee, shall have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A or (b) comply with the requirements of Section 409A. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences to Grantee (or his beneficiary) resulting from the terms or operation of this Agreement.

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     IN WITNESS WHEREOF, THE Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has hereunto set his hand.

Grantee	Olympic Steel, Inc.

By:

Print Name:	Its:

Date:	Date:

Mandatory Sale of Common Shares to Satisfy Tax Obligations. By checking one of the boxes below for either minimum or maximum income tax withholding and signing below, the Grantee irrevocably elects that, upon satisfaction of the Performance Requirements, the Compensation Committee shall cause to be sold a portion of the Common Shares sufficient to satisfy
☐	the minimum statutory tax liability for federal, state and local withholding taxes; or

☐	the maximum tax liability based on the highest marginal federal, state and local income taxes rates of the Grantee resulting from satisfaction of the Performance Requirements. The Grantee represents that, as of the date set forth below, he or she is not aware of any material nonpublic information about the Company or its securities. The Grantee will provide such irrevocable stock power or additional information and documentation as the Company deems necessary to complete such sale. The Compensation Committee will cause the proceeds of such sale to be delivered to the appropriate taxing authorities in satisfaction of such tax liabilities.

Grantee

Date

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EXHIBIT A
PERFORMANCE REQUIREMENTS FOR
THE PERFORMANCE PERIOD
COMMENCING January 1, 2008
AND ENDING December 31, 2010
1.	Performance Requirements.

The Performance Requirements for the Performance Period shall be based on ROIC and EBITDA.
a.	ROIC shall mean the Company’s return on invested capital for the Performance Period and shall be determined by dividing (i) by (ii), where:
(i)	is the Company’s EBITDA for the Performance Period which shall be equal to the sum of (A), (B) and (C) below where:
(A)	is the Company’s EBITDA for the period commencing January 1, 2008 and ending December 31, 2008; and

(B)	is the Company’s EBITDA for the period commencing January 1, 2009 and ending December 31, 2009; and

(C)	is the Company’s EBITDA for the period commending January 1, 2010 and ending December 31, 2010; and
(ii)	is the Company’s Average Invested Capital for the Performance Period which shall be equal to the sum of (A), (B) and (C) below where:
(A)	is equal to the Average Invested Capital for the period commencing January 1, 2008 and ending December 31, 2008; and

(B)	is equal to the Average Invested Capital for the period commencing January 1, 2009 and ending December 31, 2009; and

(C)	is equal to the Average Invested Capital for the period commending January 1, 2010 and ending December 31, 2010.
b.	The Company’s Average Invested Capital for any of the periods described above in a. (ii) shall be determined by the addition of the Company’s total shareholder’s equity (common and preferred) and institutional long-term and short-term debt as of the first day and last day of each period and dividing the sum by two (2).

c.	EBITDA shall mean the earnings of the Company before interest, taxes, depreciation and amortization for the Performance Period.

ROIC and EBITDA shall be determined based on the Company’s audited financial statements, or, if there are no audited financial statements, then based on the Company’s

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financial statements as prepared in accordance with generally accepted accounting principles and shall be determined after taking into account the expense of providing for all awards payable for the Performance Period. The determination of ROIC and EBITDA shall be made by the Compensation Committee and shall be final and binding in all respects on the Grantee and his or her Beneficiaries.

2.	Minimum Performance Requirement.

There shall be no issuance of Common Shares under the PERS Units unless total EBITDA for the Performance Period equals at least $90,000,000 (“Minimum Performance Requirement”). If the Minimum Performance Requirement is achieved, Shares may be issued to the Grantee provided that the threshold Performance Requirements are achieved for ROIC or EBITDA as set forth below.

3.	Calculation of Performance Earned Shares.

Provided that the Minimum Performance Requirement has been met, the Grantee shall be entitled to a number of Common Shares calculated by multiplying (a) by (b) and dividing such result by (c) where:
(a)	equals the sum of the Percentage of Base Salary under the ROIC Table and EBITDA Table below based upon the level of actual achievement of the Percentage of ROIC or amount of EBITDA;

(b)	equals the Grantee’s base salary at the beginning of the Performance Period; and

(c)	equals the closing price of a Share on the first day of the Performance Period.

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Tier 2 — Target equals
25% of Base Salary
ROIC Table

	Percentage of ROIC	Percentage of Base Salary
	Less than 6%	0%
Threshold	6%	6.3%
	7%	7.3%
	8%	8.4%
	9%	9.4%
	10%	10.4%
	11%	11.4%
Target	12%	12.5%
	13%	13.6%
	14%	14.6%
	15%	15.6%
	16%	16.6%
	17%	17.7%
Maximum	18%	18.75%
Percentage of ROIC and Percentage of Base Salary will be pro-rated based on the above amounts.

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Tier 2 — Target equals
25% of Base Salary
EBITDA Table

	Amount of EBITDA	Percentage of Base Salary
	Less than $90,000,000	0%
Threshold	$90,000,000	9.4%
	$100,000,000	10.4%
	$110,000,000	11.4%
Target	$120,000,000	12.5%
	$130,000,000	13.6%
	$140,000,000	14.6%
	$150,000,000	15.6%
	$160,000,000	16.7%
	$170,000,000	17.7%
Maximum	$180,000,000	18.75%
Amount of EBITDA and Percentage of Base Salary will be pro-rated based on the above amounts.

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IRREVOCABLE STOCK POWER
     KNOW ALL MEN BY THESE PRESENTS that for value received, the undersigned, «Grantee» (the “Transferor”), does hereby transfer to Olympic Steel, Inc. or its successor in interest (the “Transferee”), all of the Common Shares, without par value, of Olympic Steel, Inc., an Ohio corporation (the “Corporation”), which shares are or may be issued under the Performance-Earned Restricted Unit (PERs Unit) Agreement between the Transferor and Transferee dated January 2, 2008 and does hereby appoint the Transferee his true and lawful attorney, irrevocable for himself and in his name and stead, to assign, transfer and set over, all or any part of the shares of Common Shares hereby transferred to the Transferee, and for that purpose, to make and execute all necessary acts of assignment and transfer, and one or more persons to substitute with like full power, hereby ratifying and confirming all that his said attorney, or substitute or substitutes will lawfully do by virtue hereof.
     IN WITNESS WHEREOF, I have hereunto set my hand as of the       day of                     , 20     .

TRANSFEROR

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